                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                     Eclipse Surgical Technologies, Inc.
                    -------------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                278848 10 4
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 6 Pages

CUSIP No. 278848 10 4                 13G                 Page  2  of  6  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Douglas Murphy-Chutorian, M.D.
     ###-##-####

     Leslie Murphy-Chutorian
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Douglas Murphy-Chutorian, M.D. = United States
     Leslie Murphy-Chutorian = Canada
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
                              Douglas Murphy-Chutorian, M.D. = 1,343,973
                              Leslie Murphy-Chutorian = 3,719,454
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                              Douglas Murphy-Chutorian, M.D. = 1,343,973
                              Leslie Murphy-Chutorian = 3,719,454
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     Douglas Murphy-Chutorian, M.D. = 1,343,973
     Leslie Murphy-Chutorian = 3,719,454
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     Douglas Murphy-Chutorian, M.D. = 8.31%
     Leslie Murphy-Chutorian = 22.99%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     Douglas Murphy-Chutorian, M.D. = IN
     Leslie Murphy-Chutorian = IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                               **SEE ITEM 4(c)

CUSIP No. 278848 10 4                                     Page  3  of  6  Pages


                            APPENDIX TO SCHEDULE 13G
                    Dr. Douglas and Leslie Murphy-Chutorian

ITEM 1(A).  NAME OF ISSUER
            Eclipse Surgical Technologies, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            1049 Kiel Court, Sunnyvale, CA 94089
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Dr. Douglas and Leslie Murphy-Chutorian
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            1049 Kiel Court, Sunnyvale, CA 94089
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            Douglas Murphy-Chutorian, M.D. = United States
            Leslie Murphy-Chutorian = Canada
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            278848 10 4
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

CUSIP No. 278848 10 4                                     Page  4  of  6  Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        Douglas Murphy-Chutorian, M.D. = 1,343,973
        Leslie Murphy-Chutorian = 3,719,454
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        Douglas Murphy-Chutorian, M.D. = 8.31%
        Leslie Murphy-Chutorian = 22.99%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              Douglas Murphy-Chutorian, M.D. = 1,343,973
              Leslie Murphy-Chutorian = 2,479,632
              Leslie Murphy-Chutorian = 1,239,822 held as custodian for
                                        Murphy-Chutorian children
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              Douglas Murphy-Chutorian, M.D. = 1,343,973
              Leslie Murphy-Chutorian = 2,479,632 (Includes 125,730 shares which are subject to an option granted
                                        to Abraham Chutorian, which option
                                        restricts Leslie Murphy-Chutorian's
                                        power to dispose.)
              Leslie Murphy-Chutorian = 1,239,822 held as custodian for
                                        Murphy-Chutorian children
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------
              Douglas Murphy-Chutorian, M.D. owns 1,343,973 shares registered in his name, held as community property.

              Leslie Murphy-Chutorian owns 2,479,632 shares registered in her name, held as community property.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

         N.A.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N.A.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N.A.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         See Exhibit A.
-------------------------------------------------------------------------------

CUSIP No. 278848 10 4                                     Page  5  of  6  Pages

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N.A.
-------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

     N.A.

                                  SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 1997
                                       ----------------------------------------
                                       Date

                                       /s/ Douglas Murphy-Chutorian, M.D.
                                       ----------------------------------------
                                       Signature

                                       Douglas Murphy-Chutorian, M.D.,
                                       as individual
                                       ----------------------------------------
                                       Name/Title


                                       February 11, 1997
                                       ----------------------------------------
                                       Date

                                       /s/ Leslie Murphy-Chutorian
                                       ----------------------------------------
                                       Signature

                                       Leslie Murphy-Chutorian, as individual
                                       ----------------------------------------
                                       Name/Title

CUSIP No. 278848 10 4                                     Page  6  of  6  Pages

     We agree to file this Schedule 13G together as one filer.


                                       February 11, 1997
                                       ----------------------------------------
                                       Date

                                       /s/ Douglas Murphy-Chutorian, M.D.
                                       ----------------------------------------
                                       Signature

                                       Douglas Murphy-Chutorian, M.D.,
                                       as individual
                                       ----------------------------------------
                                       Name/Title


                                       February 11, 1997
                                       ----------------------------------------
                                       Date

                                       /s/ Leslie Murphy-Chutorian
                                       ----------------------------------------
                                       Signature

                                       Leslie Murphy-Chutorian, as individual
                                       ----------------------------------------
                                       Name/Title

                                     Exhibit A

Members of Group:

Douglas Murphy-Chutorian, M.D., and
Leslie Murphy-Chutorian